Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

FOR IMMEDIATE RELEASE

@ROAD REPORTS SECOND QUARTER RESULTS

Meets Consensus Estimates and Expects Fourth Quarter GAAP Profitability

FREMONT, Calif. — July 28, 2005 — @Road®, Inc. (Nasdaq: ARDI), a global provider of Mobile Resource Management (MRM) and intelligent field service automation solutions, today announced its results for the quarter and six months ended June 30, 2005.

Total revenues for the second quarter of 2005 were $20.6 million, a 13% increase compared to $18.3 million for the second quarter of 2004.  Hosted revenues for the second quarter of 2005 were $19.7 million, and licensed revenues for the second quarter of 2005 were $0.9 million.

Net loss attributable to common stockholders for the second quarter of 2005 was $1.1 million, or a loss of $0.02 per diluted share, compared to net income of $1.1 million, or net income of $0.02 per diluted share, for the second quarter of 2004.  Included in the results for the second quarter 2005 were a benefit from income taxes of $3.2 million, $1.0 million in intangibles amortization associated with the VidusTM Limited acquisition and $0.6 million in depreciation.

For the six months ended June 30, 2005, total revenues were $40.6 million, a 12% increase compared to the $36.2 million the same period last year.   Hosted revenues for the first six months were $39.2 million, and licensed revenues for the first six months were $1.4 million.  Net loss attributable to common stockholders for the first six months of 2005 was $8.5 million, or a loss of $0.14 per diluted share, compared to net income of $4.2 million, or net income of $0.07 per diluted share, for the first six months of 2004.  Included in the results for the first six months of 2005 were the operations of Vidus from the February 18, 2005 closing date, as well as $5.6 million in one-time in-process research and development costs, a benefit from income taxes of $3.2 million, $1.5 million in intangibles amortization associated with the Vidus acquisition and $1.1 million in depreciation.

“I’m pleased to report that the majority of the AT&T Wireless CDPD migration is now behind us,” said Krish Panu, president and CEO of @Road.  “The one-time CDPD migration is a legacy technology transition required by some of our customers to upgrade to newer wireless networks.  This is a transformation year for the company and we believe that we are making good progress in reducing the risks in our business and preparing the company for its next stage of growth,” commented Mr. Panu.

The Company’s condensed consolidated balance sheet at June 30, 2005 included $108.2 million of cash, cash equivalents and short-term investments.   “We have invested our cash in inventory associated with the SBC ramp up and CDPD migration.  Due to the nature of our business model, large customer deployments typically require upfront cash outlays.  These are investments that we have made during the quarter which we expect will lead to increases in revenue in the second half of 2005 and beyond as customers pay us for the hardware and the recurring monthly service,” stated Mr. Panu.

The company’s business outlook for the third quarter calls for an increase in revenue of approximately 15% sequentially over the second quarter to approximately $23.5 million, with diluted GAAP loss per share anticipated to be between $0.04 and $0.05.  For the fourth quarter, the business outlook calls for an increase of approximately 20% sequentially over the estimated third quarter to approximately $28.5 million, with diluted earnings per share anticipated to be positive on a GAAP basis, and be approximately $0.01 per share.

Year to Date Highlights

•                  New Customers

o                 Announced 28 customer wins in the waste services vertical market since January 1, 2005.

•                  Acquisitions

o                 On February 18, 2005, @Road completed its previously announced acquisition of Vidus Limited, a leading provider of dynamic field service automation solutions located in Ipswich, United Kingdom.

•                  New Services

o                 Announced the global launch of taskforceTM 7, the latest release of its automated and intelligent field service delivery mobile enterprise application.  taskforce 7 also introduces a common Microsoft .NET application architecture which can be used for mobile field service functions, customer service functions and in the operations and planning functions.

o                 Completed the required testing for the @Road Internet Wireless ManagerTM 3150, an embedded EDGE wireless communication module, for use on the EDGE high-speed data network.

•                  Infrastructure

o                 Announced the expansion of the Company’s operations and facilities in Chennai, India.

•                  Intellectual Property

o                 Announced the issuance of two patents by the U.S. Patent and Trademark Office, bringing the Company’s patent portfolio to fifteen issued patents. @Road has additional patents and patents pending in jurisdictions throughout the world.

•                  Alliances

o                 Capgemini Deutschland and Vidus announced an alliance for the German speaking market and the integration of taskforce into SAP for Utilities and SAP Mobile Asset for Utilities (MAU). The solution combines consulting, software and expertise from the companies to provide utility organizations with an integrated, intelligent and real-time solution that can help increase service levels to meet customer expectations while reducing operational costs.

Conference Call and Webcast Details

@Road will host a teleconference Thursday, July 28, commencing at 2:00 p.m. Pacific Time, to discuss the second quarter financial results.  Participating in the call will be @Road President and CEO Krish Panu and CFO Mike Martini.  All interested parties may listen by dialing 866-800-8648 or 617-614-2702, pass code 82236345, or by tuning into the webcast at www.road.com.

About @Road

@Road, Inc. is a global provider of solutions that intelligently automate the management of mobile resources and which are designed to optimize the service delivery process for customers across a variety of industries. By providing real-time Mobile Resource Management infrastructure integrating wireless communications, location-based technologies, software applications, transaction processing and the Internet, @Road solutions are designed to provide a secure, scalable, upgradeable, enterprise-class platform, and are offered in hosted, on-premise or hybrid environments that seamlessly connect mobile workers in the field to real-time corporate data on-demand. @Road is headquartered in Fremont, Calif., and has a global presence with offices in North America, Europe and Asia. For more information on @Road solutions, visit www.road.com.

###

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Numerous factors, risks and uncertainties affect the company’s operating results and could cause the company’s actual results to differ materially from forecasts and estimates or from any other forward-looking statements made by, or on behalf of, @Road, and there can be no assurance that future results will meet expectations, estimates or projections. These factors, risks and uncertainties include, but are not limited to, @Road historical and future operating results and profitability; the ability of @Road to integrate Vidus operations successfully; the ability of @Road to transition its customers from CDPD wireless networks; the ability of @Road to accelerate or continue to grow as a result of its investment initiatives; the ability of @Road and its partners to market, sell and support @Road products and services; the timing of purchasing and implementation decisions by SBC and other  prospects and customers; competitive and pricing pressures; the dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others; and general economic and political conditions. The company cautions the reader that the planned appearances of @Road personnel, time and/or manner of the live teleconference, webcast and replays may change for administrative or other reasons outside the company’s control. Further information regarding these and other risks is included in the @Road Report on Form 10-K dated March 15, 2005, the @Road Report on Form 10-Q dated May 10, 2005 and in its other filings with the Securities and Exchange Commission.

@Road is a registered trademark of @Road, Inc. The @Road logo, Vidus, Internet Wireless Manager and taskforce are trademarks of @Road, Inc. All other product names and services are the property of their respective owners.

Contact:

Michael Martini	David J. Lebedeff
Chief Financial Officer	Vice President Investor Relations
@Road	@Road
510-870-1099	510-870-1317
mmartini@road-inc.com	dlebedeff@road-inc.com

or

Bob Stern
@Road Media Relations
510-870-1360
bstern@road-inc.com

@Road Inc.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	June 30, 2005	December 31, 2004 *
ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$108,183	$117,716
Accounts receivable, net	7,558	7,960
Inventories	7,237	3,593
Deferred product costs and other current assets	18,090	12,646
Total current assets	141,068	141,915

Property and equipment, net	5,165	3,668
Deferred tax assets	88	—
Goodwill	21,055	—
Intangible assets, net	31,623	—
Deferred product costs and other assets	7,549	6,627
Total assets	$206,548	$152,210

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$19,595	$11,195
Deferred revenue and customer deposits	13,308	11,347
Total current liabilities	32,903	22,542

Deferred revenue	9,454	4,830
Other long term liabilities	473	2
Total liabilities	42,830	27,374

Redeemable preferred stock	7,929	—

Stockholders’ equity:
Common stock	271,194	232,016
Notes receivable from stockholders	(8)	—
Accumulated other comprehensive loss	(81)	(179)
Accumulated deficit	(115,316)	(107,001)
Total stockholders’ equity	155,789	124,836
Total liabilities, redeemable preferred stock and stockholders’ equity	$206,548	152,210

* Derived from the audited December 31, 2004 consolidated financial statements

@Road, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2005	2005	2004	2005	2004
Revenues:
Hosted	$19,685	$19,490	$18,331	$39,175	$36,223
Licensed	941	502	—	1,443	—
Total revenues	20,626	19,992	18,331	40,618	36,223

Costs and expenses:
Cost of hosted revenue (excluding intangible amortization included below)	9,227	9,524	8,669	18,751	17,037
Cost of licensed revenue (excluding intangible amortization included below)	1,473	700	—	2,173	—
Intangibles amortization	1.010	457	11	1,467	21
In-process research and development	—	5,640	—	5,640	—
Sales and marketing	5,832	4,647	3,082	10,479	6,193
Research and development	3,849	2,575	1,431	6,424	2,798
General and administrative	3,942	4,447	2,371	8,389	4,553
Terminated acquisition costs	—	—	2,017	—	2,017
Stock compensation	—	—	—	—	4
Total costs and expenses	25,333	27,990	17,581	53,323	32,623
(Loss) income from operations	(4,707)	(7,998)	750	(12,705)	3,600
Other income, net	575	620	316	1,195	576
Net (loss) income before tax	(4,132)	(7,378)	1,066	(11,510)	4,176
Benefit from income taxes	3,195	—	—	3,195	—
Net (loss) income	(937)	(7,378)	1,066	(8,315)	4,176
Preferred stock dividends	(124)	(57)	—	(181)	—
Net (loss) income attributable to common stockholders	$(1,061)	$(7,435)	$1,066	$(8,496)	$4,176

Net (loss) income per share:
Basic	$(0.02)	$(0.13)	$0.02	$(0.14)	$0.08
Diluted	$(0.02)	$(0.13)	$0.02	$(0.14)	$0.07

Shares used in calculating net (loss) income per share:
Basic	60,551	57,385	54,185	58,977	53,978
Diluted	60,551	57,385	57,414	58,977	57,856

Stock compensation
Cost of hosted revenue	$—	$—	$—	$—	$—
Cost of licensed revenue	—	—	—	—	—
Sales and marketing	—	—	—	—	1
Research and development	—	—	—	—	1
General and administrative	—	—	—	—	2
Total stock compensation	$—	$—	$—	$—	$4